Exhibit 99.1

Mobiquity Technologies Featured in Proactive Investors Interview

Dean Julia, CEO of Mobiquity Technologies

Discusses the Company’s Recent Acquisition of Advangelists

NEW YORK, May 28, 2019 (PR NEWSWIRE) -- Mobiquity Technologies, Inc. (OTCQB: MOBQ) is a leading technology provider to next-generation mobile media. In the Interview, Dean Julia, CEO of Mobiquity Technologies, details the expected impact of Mobiquity’s acquiring 100% ownership interest in Advangelists LLC, and how the transaction will benefit Mobiquity’s near and mid-term growth opportunities.

“As demonstrated by our record quarterly sales for the first quarter of 2019, and record monthly sales in April, we believe the acquisition of Advangelists has and will continue to be accretive,” commented Dean Julia. “We expect to achieve significantly greater revenue during the balance of 2019 as we complete the integration process.”

To watch the full video:

https://www.proactiveinvestors.com/companies/stocktube/13432/mobiquity-tech-makes-major-move-acquiring-remaining-51-percent-of-advange-13432.html

About Proactive Investors

Proactive Investors is the largest financial news portal in the world focused exclusively on small and midcap equities with offices in New York, Toronto, Vancouver, London, Sydney and Perth. Proactive produces more than 1,000 breaking news stories, analyst commentary, deep dive articles and CEO interviews per week. Proactive is a certified media provider to Google, Microsoft, Apple, Bloomberg and Morningstar among other media outlets.

About Mobiquity Technologies

Mobiquity Technologies, Inc. (OTCQB: MOBQ), is a mobile first, next generation, Platform-as-a-Service (PaaS) company for data and advertising. Through Mobiquity Technologies’ Advangelists subsidiary (www.advangelists.com), the company provides the world’s first ATOS (Ad Tech Operating System) of programmatic advertising technologies and precise mobile data insights on consumer behavior. Mobiquity also maintains the largest location database available to advertisers and marketers through their data services division.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes of competition, possible loss of customers, and the company’s ability to attract and retain key personnel. For more information, please contact us at: press@mobiquitytechnologies.com